Exhibit 10.7

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR COMPANY EXECUTIVES
UNDER THE

TPI COMPOSITES, INC.
AMENDED AND RESTATED 2015 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:

No. of

Restricted Stock Units:

Grant Date:March 14, 2018

Performance Period:January 1, 2018 to December 31, 2020

Pursuant to the TPI Composites, Inc. Amended and Restated 2015 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), TPI Composites, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above.  Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.01 per share (the “Stock”) of the Company.

1.Restrictions on Transfer of Award.  No shares of Stock shall be issued in settlement of the Award until the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement.  This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

2.Performance Requirement; Vesting of Restricted Stock Units.  Subject to any acceleration of vesting provisions set forth below, the Grantee must be in a continuous service relationship with the Company or any of its Subsidiaries through the last day of the Performance Period to vest in any of the Restricted Stock Units that may be credited with respect to the Performance Period, and all Restricted Stock Units not yet vested upon the termination of the Grantee’s service relationship with the Company or any of its Subsidiaries for any reason shall automatically be forfeited as of the date of such termination.  The total number of Restricted Stock Units that may be credited to the Grantee (if any) shall be determined by the Company’s performance, as set forth in Exhibit A attached, during the Performance Period specified above.

Notwithstanding the foregoing, in the event the Grantee’s service relationship with the Company or any of its Subsidiaries is terminated due to death or Disability prior to the last day of the Performance Period, the Restricted Stock Units (if any) that were credited based on

ACTIVE/80734254.2

Company performance as of such date of termination shall immediately become vested on the date of such termination and settled pursuant to Paragraph 4.

In addition, in the event of a Change in Control prior to the last day of the Performance Period, the Restricted Stock Units (if any) that were credited based on Company performance as of the day immediately prior to the consummation of the Change in Control shall become eligible to vest on the last day of the Performance Period, subject to the Grantee’s continuous service relationship with the Company or any of its Subsidiaries through such date; provided, that if in connection with the Change in Control, (i) outstanding equity awards are or will be assumed, substituted or continued by the Company or its successor, and the Grantee is terminated by the Company or successor without Cause or resigns for Good Reason, in either case within 12 months following the Change in Control and prior to the last day of the Performance Period or (ii) outstanding equity awards are or will not be assumed, substituted or continued by the Company or its successor, then in either case, the Restricted Stock Units (if any) that were credited as of day prior to the consummation of the Change in Control shall immediately become vested on the date of such termination or Change in Control, as applicable, and settled pursuant to Paragraph 4.

The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.

For purposes of this Agreement,

“Cause” shall have the meaning as set forth in the Grantee’s employment agreement with the Company, dated [ __ ] (the “Employment Agreement”).

“Change in Control” shall mean have the meaning as set forth in the Employment Agreement.

“Disability” shall mean “disability” as defined in Section 422(c) of the Code.

“Good Reason” shall have the meaning as set forth in the Employment Agreement.

3.Termination of Service Relationship.  Subject to Paragraph 2, if the Grantee’s service relationship with the Company or any of its Subsidiaries terminates for any reason prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

4.Issuance of Shares of Stock.  As soon as practicable following the vesting date (but in no event later than two and one-half months after the end of the year in which the vesting date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.

ACTIVE/80734254.2

5.Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan.  Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6.Tax Withholding.   The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event.  Unless otherwise provided by the Administrator at the time of grant, the Company shall cause the required minimum tax withholding obligation to be satisfied by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the required minimum withholding amount due and the Grantee shall be deemed to have been issued the full number of shares of Stock subject to the vested Award.

7.Section 409A of the Code.  This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

8.No Obligation to Continue Service Relationship.  Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s service relationship with the Company or any of its Subsidiaries and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the service relationship of the Grantee at any time.

9.Integration.  This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

10.Data Privacy Consent.  In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”).  By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate.  The Grantee shall have access to, and the right to change, the Relevant Information.  Relevant Information will only be used in accordance with applicable law.

11.Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file

ACTIVE/80734254.2

with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

TPI COMPOSITES, INC.

By:

Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.  Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:

Grantee’s Signature

Grantee’s name and address:

ACTIVE/80734254.2

EXHIBIT A

Performance Period Stock Price Hurdle Criteria

Incremental Number of Credited Restricted Stock Units	Stock Price Hurdle
1/3 of the total number of Restricted Stock Units	$28
1/3 of the total number of Restricted Stock Units	$33
1/3 of the total number of Restricted Stock Units	$38

“Stock Price Hurdle” is based on the volume-weighted average stock price of a share of Company Common Stock over 30 consecutive trading days during the Performance Period, with such calculation determined by the Compensation Committee’s compensation consultant using the S&P Capital IQ data service or similar successor data service.  Volume-weighted average stock price will be calculated by using (i) the total trading volume for each day (as opposed to the volume associated with each individual trade) and (ii) the Company’s closing stock price for each day in the calculation.

5

ACTIVE/80734254.2